AMENDMENT NO. 1, dated as of October 5, 2001 (the "Amendment"), to ASSET PURCHASE AGREEMENT dated as of September 24, 2001(the "Asset Purchase Agreement") by and between ASD GROUP, INC., a Delaware corporation ("ASDG"), AUTOMATIC SYSTEMS DEVELOPERS, INC., a New York corporation (individually, "Automatic" and, jointly with ASDG, "Sellers') and ASD ACQUISITIONS CORP, a New York corporation ("Purchaser"), which has assigned its rights under the Asset Purchase Agreement to ASD NEW YORK LLC ("ASDNY").

                                    RECITALS

     WHEREAS, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement;

     WHEREAS, Purchaser has assigned all of its rights under the Asset Purchase Agreement to ASDNY and ASDNY has agreed to accept said assignment and has assumed all of Purchasers obligations thereunder;

     WHEREAS, As of the Closing Date, Schedule 2.1.3 of the Asset Purchase Agreement indicates no Assumed Contracts;

     WHEREAS, pursuant to the provisions of Section 2.3.3 of the Asset Purchase Agreement, the allocation of the Purchase Price and the Assumed Liabilities are to be allocated prior to the Closing Date;

     WHEREAS, the Sellers and the Purchaser desire to allow additional time to complete Schedule 2.1.3 and to allocate the Purchase Price and the Assumed Liabilities following the Closing Date.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

          1. Notwithstanding the provisions of Section 1.2 of the Asset Purchase Agreement, Purchaser and Sellers (with the consent of the other, which consent shall not be unreasonable withheld) shall have the right to amend
     Schedule 2.1.3 post-Closing until the close of business on October 12, 2001.

          2. The first sentence of Section 2.3.3 shall be amended in its entirety to read as follows:

          "The Purchase Price and the Assumed Liabilities (as hereinafter defined) (collectively, the "Total Consideration"), shall be allocated among the Assets in such amounts as shall be mutually agreed upon between Sellers and the Purchaser within thirty (30) days of the Closing Date."

          3. Except as amended hereby, the Asset Purchase Agreement shall continue in


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     full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the Sellers and the Purchaser have executed this Amendment as of the date first above written.



                                 ASD GROUP, INC.


                                 By: /s/ William Courchaine
                                    -----------------------------
                                    Name:  William Courchaine
                                    Title: Chief Operating Officer


                                 AUTOMATIC SYSTEMS DEVELOPERS, INC.


                                 By: /s/ William Courchaine
                                    ------------------------------
                                    Name:  William Courchaine
                                    Title: Chief Operating Officer

                                 ASD NEW YORK LLC


                                 By: /s/ Eric Horowitz
                                    ------------------------------
                                    Name:  Eric Horowitz
                                    Title: Manager


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